EXHIBIT 11 -- Statement Re: Computation of Per Share Earnings
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
                                                       Three-Month Period Ended           Six-Month Period Ended
                                                       August 3,            July 29,      August 3,          July 29,
                                                           1996               1995            1996             1995
                                                       ------------         --------      -----------      --------

PRIMARY INCOME PER SHARE
  Weighted average number of common
    shares outstanding                                  10,397,064         10,311,781     10,366,047      10,310,540

  Net effect of dilutive stock
    options - based on the
    treasury stock method using
    the average market price                                47,186             28,335         27,731          47,767
                                                     -------------     -------------- --------------  --------------
              TOTAL                                     10,444,250         10,340,116     10,393,778      10,358,307
                                                        ==========        ===========    ===========     ===========

  Net income                                           $ 2,940,000        $ 2,936,000    $ 4,177,000    $  3,603,000
                                                       ===========        ===========    ===========    ============

  Net income per common share                      $          0.28    $          0.28$          0.40$           0.35
                                                   ===============    ==============================================

FULLY DILUTED INCOME PER SHARE
  Weighted average number of common
    shares outstanding                                  10,397,064         10,311,781     10,366,047      10,310,540

  Net effect of dilutive  stock  options - based on the  treasury  stock  method using the greater of ending or
    average market price                                    50,481             32,028         39,744           47,853
                                                    --------------     -------------- --------------   --------------
              TOTAL                                     10,447,545         10,343,809     10,405,791       10,358,393
                                                       ===========        ===========    ===========      ===========

  Net income                                            $2,940,000        $ 2,936,000     $4,177,000       $3,603,000
                                                        ==========        ===========     ==========       ==========

  Net income per common share                       $         0.28    $          0.28 $         0.40   $         0.35
                                                    ==============    =============== ==============   ==============

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